Exhibit 10.5

Execution Copy
NON-COMPETITION AND CONFIDENTIALITY AGREEMENT
     This Non-Competition and Confidentiality Agreement the (“Agreement”) is dated June 14, 2004, and is effective as of June 14, 2004 (the “Effective Date”), by and between American Risk Pooling Consultants, Inc., a Michigan corporation (the “Company”), and Jerome M. Shaw (“Stockholder”).
     WHEREAS, the Company, Public Entity Risk Services of Ohio, Inc., an Ohio corporation (together with the Company, the “Companies”), ARPCO Holdings, Inc., a Delaware corporation (the “Purchaser”), Stockholder, Larry J. Spilkin and William S. Weaver (Stockholder, Spilkin and Weaver being collectively referred to herein as the “Sellers”) have entered into that certain Stock Purchase Agreement dated as of March 1, 2004 (the “Purchase Agreement”), pursuant to which the Purchaser has agreed to purchase from the Sellers all of the outstanding shares of capital stock of the Companies;
     WHEREAS, Stockholder will benefit from the consummation of the transactions contemplated by the Purchase Agreement; and
     WHEREAS, as a condition to the consummation of the transactions contemplated by the Purchase Agreement, the Purchaser has required that Stockholder execute and deliver this Agreement and Stockholder desires to do so.
     NOW, THEREFORE, for and in consideration of the foregoing and the mutual covenants and promises contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:
     1. Definitions. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Purchase Agreement.
     2. Consideration. In consideration of the covenants made by Stockholder herein, the Company shall pay Stockholder $250,000 per year for each year of the Non-Competition Period (as defined below), which amount shall be payable quarterly in advance; provided, however, that in the event Stockholder breaches in any material respect any of the covenants set forth herein and such breach is not cured to the reasonable satisfaction of the Company within ten (10) days after written notice thereof is delivered to Stockholder, Stockholder shall return all amounts paid to him by the Company and the Company shall have no further obligation to make any payments hereunder.
     3. Non-Competition. Stockholder covenants and agrees that during the Non-Competition Period (as defined below) Stockholder will not:
     (a) engage, directly or indirectly, in any manner (whether as an owner, officer, director, partner, manager, employee, independent contractor, consultant or otherwise) in the Business (as defined below) anywhere in the Territory; provided, however, that the passive ownership by Stockholder of no more than one percent (1%) of the total equity securities of a publicly-traded entity shall not violate the provisions of this Section 3;
     (b) engage, directly or indirectly, in any activity that competes with the Business anywhere in the Territory;
     (c) accept employment with or provide any services to, directly or indirectly, in any manner (whether as an owner, officer, director, partner, manager, employee, independent contractor, consultant or otherwise) any competitor of the Business; or
     (d) attempt in any way, directly or indirectly, to obtain for himself, or others, or to divert from the Company or its Subsidiary and Affiliates any rights, benefits, sales or profits arising out of or in connection with the Business.
For purposes hereof, “Territory” shall mean the United States.
For purposes hereof, the “Non-Competition Period” shall mean the period beginning on the Effective Date and ending upon a Change of Control. For purposes hereof, “Change of Control” shall mean (i) a merger or consolidation of the Company or the Purchaser with or into another corporation or other entity pursuant to which the equity holders of the surviving corporation or entity that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Company immediately prior to such merger or consolidation, the effect of which is that such party or group beneficially owns at least a majority of such voting power immediately after such merger or consolidation; (ii) the sale, lease, license, conveyance or transfer of all or substantially all of the assets of the Company or the Purchaser; (iii) except for the transactions contemplated by the Purchase Agreement, any purchase of shares of capital stock of the Company or the Purchaser (either through a negotiated stock purchase or a tender for such shares) by any party or group, through one, or a series of related transactions, that did not beneficially own a majority of the voting power of the outstanding shares of capital stock of the Company or the Purchaser immediately prior to such purchase, the effect of which is that such party or group beneficially owns at least a majority of such voting power immediately after such purchase; or (iv) any liquidation, dissolution or winding up of the Company or the Purchaser, whether voluntary or involuntary.
For purposes hereof, “Business” shall mean, collectively, (i) the provision or coordination of accounting, finance, claims handling, underwriting, investment and general welfare services as a third party administrator for public entity risk pools or excess reinsurance pools and their members; (ii) any brokerage, agency, managing general agency, administrator, third-party administrator, insurance or other similar activities relating to the property and casualty or excess and surplus segments of the insurance industry; and (iii) any other business in which the Company or any direct or indirect parent company or Subsidiary of the Company is engaged during the term hereof.
     4. Non-Solicitation. Stockholder covenants and agrees that during the Non-Competition Period, Stockholder will not, directly or indirectly, in any manner (whether as an owner, officer, director, partner, manager, employee, independent contractor, consultant or otherwise):
     (a) solicit any customer of the Company or its Subsidiary for products or services competitive with the Company or its Subsidiary; or
     (b) solicit for employment or other services or employ or engage as a consultant or otherwise any person who is or was an employee of the Company or its Subsidiary and Affiliates.
The covenant in subparagraph (a) above applies to those customers and the related entities of the customers to which the Company or its Subsidiary sold any of its products or services during the twelve (12) month period prior to the termination of Stockholder’s relationship with the Company as an owner, officer, director, employee, consultant or otherwise, and those prospective customers with which the Company or its Affiliates pursued sales during such period. The covenant in paragraph (b) above will not prohibit any general solicitation for employment by Stockholder or any of his Affiliates not specifically directed at employees of the Company or its Subsidiary and Affiliates.
     5. Non-Disparagement. Stockholder covenants and agrees that from the Effective Date and thereafter, (i) Stockholder shall not induce or incite claims of discrimination, wrongful discharge, or any other claims against the Company, or any of its Affiliates (including their directors, officers, employees or equity holders), by any other persons, employees or entities, (ii) Stockholder shall not undertake any harassing or disparaging conduct directed at the Company, or any of its Affiliates (including any of their directors, officers, employees or equity holders), and (iii) Stockholder shall not make any negative or derogatory statements concerning the Company, or the any of its Affiliates (including their officers, directors, employees, equity holders and agents) or the Company’s products or services.
     6. Assignment. The Company shall have the right to assign, in whole or in part and from time to time, to any purchaser of any segment of the Business, the rights of the Company set forth in Sections 3, 4 and 5 of this Agreement to the extent that they relate to the segment of the Business that is transferred to such purchaser and, upon such assignment, the provisions of Sections 3, 4 and 5 shall continue to bind Stockholder in the same manner as prior to such assignment.
     7. Confidential Information.
     (a) Non-Disclosure. Stockholder in the past has learned and had access to and may, from time to time, learn or have additional access to information and/or materials, constituting trade secrets and other confidential and proprietary information of the Company or its Subsidiary or predecessors, or of third parties to whom the Company or its Subsidiary or predecessors is obligated to maintain the confidentiality of, including, but not by way of limitation, financial data, pricing information, technical data, future plans, customer and prospective customer requirements and marketing techniques and procedures (the

“Confidential Information”). Notwithstanding the foregoing, information which is or becomes generally available to the public other than as a result of a disclosure by the Stockholder in violation of this Agreement or other obligation of confidentiality shall not be deemed Confidential Information for purposes hereof. Neither the Company nor its Subsidiary shall be required to advise Stockholder specifically of the confidential nature of any such Confidential Information, nor shall the Company or its Subsidiary be required to affix a designation of confidentiality to any tangible item delivered or made available to Stockholder, in order to establish and maintain the confidential nature of the same. Confidential Information shall include any work product of Stockholder developed or to be developed as a part or in furtherance of, or during the working hours of, Stockholder’s relationship with the Company as an owner, officer, director, employee, consultant or otherwise, including all financial data, customers and prospective customers developed or to be developed or identified or to be identified by Stockholder. All Confidential Information provided to Stockholder by the Company or its Subsidiary or predecessors or to which Stockholder, intentionally or inadvertently, otherwise becomes aware, knowledgeable, or in possession of as a direct or indirect result of Stockholder’s relationship with the Company as an owner, officer, director, employee, consultant or otherwise shall be held and protected by Stockholder with the strictest confidentiality, and Stockholder shall not, whether during or after the termination of such relationship, cause or allow any of the Confidential Information to be disclosed, delivered, transferred, or otherwise made known to any person or entity not expressly authorized by the Company to receive or be made aware of the same. Disclosure of Confidential Information by Stockholder, except as specifically required in the performance of his duties to the Company, to any person or entity not then an employee of the Company who is not subject to a confidentiality agreement similar to this Section 7 and with a need to know such Confidential Information shall require prior written authorization by the Board of Directors of the Company.
     (b) Limitation on Use. All Confidential Information of the Company or its Subsidiary or predecessors, or of any third party to whom the Company or its Subsidiary or predecessors owes a duty of non-disclosure, which Stockholder has received, receives or becomes knowledgeable of shall be utilized by Stockholder for the singular purpose of carrying out Stockholder’s duties and undertakings on behalf of the Company. Stockholder shall diligently protect and maintain the confidentiality of the Confidential Information. In no event shall Stockholder, whether during or after termination of his relationship with the Company, copy any Confidential Information, except as needed, nor utilize any Confidential Information in a manner so as to compete with the Company or its Subsidiary, or to aid or further the competition of any other person or entity with the Company or its Subsidiary, or to otherwise disclose or dispose thereof for personal gain or for any reason injurious to the interests of the Company or its Subsidiary. Upon termination of Stockholder’s relationship with the Company, Stockholder shall immediately turn over to the Company all books, records, financial data, price lists, customer lists and other material relating to the business of the Company or its Subsidiary.
     8. Release. In the event the Company fails to make payments required hereunder (other than in connection with a good faith dispute with Stockholder) and such failure continues for a period of twenty (20) days after written notice thereof is delivered to the Company, Stockholder shall have no further obligations under Section 3 above.
     9. Construction. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement or the application thereof to any party or circumstance shall be prohibited by or invalid under applicable law, including, without limitation, by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities or otherwise, such provision shall be ineffective to the minimal extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement or the application of such provision and, if applicable, such provision shall be interpreted to extend only over the maximum period of time, geographic area or range of activities as to which it may be enforceable.
     10. Injunctive Relief and Other Remedies. Stockholder agrees that any breach of the provisions hereof will result in irreparable damage to the Company for which the Company will have no adequate remedy at law, and, therefore if such a breach should occur, Stockholder consents to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of the Company enjoining any such breach, without prejudice to any other right or remedy to which the Company shall be entitled and without requirement of a bond or other security.
     11. Costs of Enforcement. In the event either party brings an action or proceeding to enforce any provision or provisions of this Agreement or to obtain damages as a result of a breach of this Agreement or to enjoin any breach of this Agreement, the prevailing party in such action or proceeding shall be entitled to recover from the non-prevailing party any and all reasonable costs and expenses (including, without limitation, attorneys’ fees) incurred by such prevailing party in connection with such action or proceeding.
     12. Extension of Time Period. The time periods for the restrictions set forth in this Agreement shall be extended by the number of days in which Stockholder is in breach of such restrictions.
     13. Notices. Any notice required to be given with respect to this Agreement shall be in writing, and shall be deemed to have been duly given: (a) when delivered personally; (b) two (2) business days after being deposited with a nationally recognized overnight courier with instructions for next day delivery; (c) one (1) day after receipt of electronic confirmation if sent by facsimile or electronic mail; and (d) five (5) business days after being deposited in the mails, certified or registered, return receipt requested, and with the proper postage prepaid, addressed as follows:

If to the Company:	American Risk Pooling Consultants, Inc.
c/o Glencoe Capital, LLC
222 West Adams Street, Suite 1000
Chicago, Illinois 60606
Attention: Douglas Patterson
Facsimile: (312) 795-0455

with a copy to:

McDermott, Will & Emery
227 West Monroe Street
Chicago, Illinois 60606
Attention: Scott M. Williams, Esq.
Facsimile: (312) 984-7700

If to Stockholder:	Jerome M. Shaw
4751 Cove Road
Orchard Lake, Michigan 48323

and

Jerome M. Shaw
3 Grove Isle
Penthouse 1
Coconut Grove, Florida 33133

with a copy to:

Spilkin, Shapiro & Feeney, P.C.
29621 Northwestern Hwy.
Southfield, Michigan 48034
Attention: Larry J. Spilkin, Esq.
The address of any party hereto may be changed by a notice in writing given in accordance with the provisions hereof.
     14. Amendments and Waiver. No amendment, waiver or consent with respect to any provision of this Agreement shall in any event be effective, unless the same shall be in writing and signed by each of the parties hereto, and then such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.
     15. Entire Agreement. This Agreement contains the entire understanding of the parties hereto respecting the subject matter hereof and supersedes all prior agreements, discussions and understandings.

     16. Assignment; Successors. Stockholder may not assign any of his obligations hereunder. Any assignment in violation of the foregoing shall be null and void. Subject to the foregoing, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and permitted assigns.
     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall constitute but one and the same instrument. One or more counterparts of this Agreement may be delivered via facsimile, with the intention that they shall have the same effect as an original counterpart hereof.
     18. Non-Waiver of Breach. A waiver by any party hereto of a particular breach or default by another party in connection with any provision of this Agreement must be in writing and shall not be deemed a waiver of a default by a third party or any subsequent default or breach of the same or any other provision of this Agreement.
     19. GOVERNING LAW. THE VALIDITY AND EFFECT OF THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL SUBSTANTIVE LAWS OF THE STATE OF DELAWARE. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF BROUGHT IN ILLINOIS OR THE U.S. DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS, AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUIT, ACTION OR PROCEEDINGS BROUGHT IN ILLINOIS OR IN SUCH DISTRICT COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HERETO HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF, OR WITH RESPECT TO, THIS AGREEMENT AND AGREE THAT ANY SUCH SUIT, ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.
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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

American Risk Pooling Consultants, Inc.

By:	/s/ Richard H. Smith

Name:	Richard H. Smith
Title:	Vice President

STOCKHOLDER:

/s/ Jerome M. Shaw

Jerome M. Shaw